Exhibit 99

SWIFT TRANSPORTATION COMPANY CONFIRMS PREVIOUSLY PROVIDED THIRD QUARTER EARNINGS GUIDANCE

PHOENIX: Swift Transportation Company (NYSE:SWFT) (“Swift”), announces that management is comfortable with its previously provided third quarter 2014 Adjusted EPS guidance of $0.33 - $0.37. Due to the unforeseen issues that inhibited management from being able to participate in the RBC Capital Markets’ Industrials Conference earlier this month, and in anticipation of the upcoming American Trucking Associations Conference, management felt it prudent to provide public updates on the current quarter.

President and COO, Richard Stocking explains, “We are pleased with the results we are experiencing thus far from the over-the-road driver wage increases that went into effect on August 4th. Although this increase has only been in place for a couple of months, the feedback we have received to date from drivers has been very positive. Equally important is the impact it has had thus far on our operational results. Currently, our driver academies are full, and we are experiencing record recruiting weeks. When compared to the second quarter of 2014, our company driver turnover of our over-the-road fleets has improved more than 16 percentage points, and is currently well below industry average. Additionally, our company wide unseated truck count has declined approximately 20% from the end of the second quarter, and the utilization in our linehaul fleet has improved by more than 3% year over year in the current quarter. Finally, we have been actively working with our customers to achieve the commensurate rate increases required to help cover the cost of the changes to driver pay, and have been encouraged by their response. We expect the increase in our revenue per loaded mile excluding fuel surcharges in our core over the road business to increase 4% - 5% on a year over year basis. We know it is early, but we are cautiously optimistic about the trends we are seeing as a result of the strategic decision we made regarding our driver compensation.”

Management will provide a more comprehensive summary of the third quarter operating results in its quarterly Letter to Stockholders and conference call on October 23rd and 24th, respectively.

Contact:

Jason Bates, Vice President Finance, and Investor Relations Officer

Office: 602-269-9700

Or

Ginnie Henkels, Executive Vice President and Chief Financial Officer

Office: 602-269-9700

Forward Looking Statements & Use of Non-GAAP Measures

This letter contains statements that may constitute forward-looking statements, which are based on information currently available, usually identified by words such as “anticipates,” “believes,” “estimates”, “plans,” “projects,” “expects,” “hopes,” “intends,” “will,” “could,” “should,” “may,” or similar expressions which speak only as of the date the statement was made. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning: trends and expectations relating to our operations, Revenue xFSR, driver availability, expenses, pricing, profitability and related metrics; increased driver recruitment and retention costs and increased purchased transportation costs; trends in the Adjusted Operating Ratio in the Dedicated segment; projected Adjusted EPS of $0.33 - $0.37 for the third quarter of 2014; the timing and level of fleet size and equipment and container count; the timing and level of changes in Truckload and Dedicated tractor count; expected insurance claims expense as a percentage of Revenue xFSR; levels and components of, and expected gains from the disposition of property and equipment in the remainder of 2014; our intentions to draw on our term loan and redeem our remaining 10.00% senior secured second priority notes; and estimated capital expenditures for the remainder of 2014. Such forward-looking statements are inherently uncertain, and are based upon the current beliefs, assumptions and expectations of Company management and current market conditions, which are subject to significant risks and uncertainties as set forth in the Risk Factor Section of our Annual Report Form 10-K for the year ended December 31, 2013. As to the Company’s business and financial performance, the following factors, among others, could cause actual results to differ materially from those in forward-looking statements: any future recessionary economic cycles and downturns in customers’ business cycles, particularly in market segments and industries in which we have a significant concentration of customers; increasing competition from trucking, rail, intermodal, and brokerage competitors; a significant reduction in, or termination of, our trucking services by a key customer; a significant reduction in, or termination of, our trucking services by a key customer; the amount and velocity of changes in fuel prices and our ability to recover fuel prices through our fuel surcharge program; volatility in the price or availability of fuel; increases in new equipment prices or replacement costs; the regulatory environment in which we operate, including existing regulations and changes in existing regulations, or violations by us of existing or future regulations; our Compliance Safety Accountability safety rating; increases in driver compensation to the extent not offset by increases in freight rates and difficulties in driver recruitment and retention; changes in rules or legislation by the National Labor Relations Board or Congress and/or union organizing efforts; potential volatility or decrease in the amount of earnings as a result of our claims exposure through our captive insurance companies; risks relating to our captive insurance companies; uncertainties associated with our operations in Mexico; our ability to attract and maintain relationships with owner-operators; the possible re-classification of our owner-operators as employees; our ability to retain or replace key personnel; conflicts of interest or potential litigation that may arise from other businesses owned by Jerry Moyes, including pledges of Swift stock and guarantees related to other businesses by Jerry Moyes; our dependence on third parties for intermodal and brokerage business; our ability to sustain cost savings realized as part of recent cost reduction initiatives; potential failure in computer or communications systems; our ability to execute or integrate any future acquisitions successfully; seasonal factors such as harsh weather conditions that increase operating costs; goodwill impairment; the potential impact of the significant number of shares of our common stock that is outstanding; our intention to not pay dividends; our significant ongoing capital requirements; our level of indebtedness and our ability to service our outstanding indebtedness, including compliance with our indebtedness covenants, and the impact such indebtedness may have on the way we operate our business; the significant amount of our stock and related control over the Company by Jerry Moyes; and restrictions contained in our debt agreements. You should understand that many important factors, in addition to those listed above and in our filings with the SEC, could impact us financially. As a result of these and other factors, actual results may differ from those set forth in the forward-looking statements and the prices of the Company’s securities may fluctuate dramatically. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events, new information or changes in these expectations. In addition to our GAAP results, this Letter to Stockholders also includes certain non-GAAP financial measures as defined by the SEC. The calculation of each measure, including reconciliation to the most closely related GAAP measure and the reasons management believes each non-GAAP measure is useful, are included in the attached schedules.